EXHIBIT 16.1

November 15, 2007

Mr. James Ackerly
Chief Executive Officer
Splinternet Holdings, Inc.
535 Connecticut Avenue
Norwalk, CT 06854

Dear Mr. Ackerly:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Splinternet Holdings, Inc. (Commission File Number 000-1364561) and GGK, independent registered public accounting firm, has ceased effective November 15, 2007.

Sincerely,

/S/ GOLDSTEIN GOLUB KESSLER LLP

cc:	PCAOB Letter File Office of the Chief Accountant Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549-7561